Park National Bank Divisions announce office closure plans for 2020
The banking divisions of Park National Bank have announced branch office closure plans for 2020. The 21 offices selected for closure are located across thirteen counties in Ohio and one in North Carolina. Service area overlap, lower transaction volume, customer behavior trends, and operating costs are primary reasons most financial institutions in the United States have reduced the number of offices in an area over the last decade.

“Our banks continue to add new customer relationships, but more people rely on digital banking services and our other offices to conduct their regular banking,” said Park National Chairman and Chief Executive Officer David Trautman. “While our values and service promises remain steadfast, our branch office footprint needs to better align with customer preferences and demand.”

Park National Bank division presidents and other leadership group members annually evaluate the performance and condition of each office, as well as the needs of the communities served, to decide if any adjustments are necessary. Over the last five years, they have opened six new offices, moved seven offices, and closed fourteen offices. The offices closing this year were selected due to proximity to nearby Park National Bank offices, or because customer usage volume does not support maintaining a traditional banking office in that area. Additionally, three offices will convert to drive-thru banking only.

The bank is communicating directly with affected customers to explain options for continued service after the offices close on September 30, 2020. In several communities, there is another Park National office nearby. The bank also offers a number of online and mobile services, as well as a 24/7 customer care center.

“We’re confident in our ability to uphold our service promises and local support in these communities,” Trautman said. “We also continue to explore options and ideas to devote our resources toward the best service for our customers today. We’re analyzing opportunities for new or relocated offices. We are upgrading our ATMs and mobile banking apps, and enhancing debit card technology over the next year.”

Headquartered in Newark, Ohio, Park National Corporation had $8.7 billion in total assets (as of March 31, 2020). Banking operations for Park National Corporation are conducted through its Park National Bank subsidiary, the divisions of which are: Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division, NewDominion Bank Division and Carolina Alliance Bank Division.